Treating Metabolic Acidosis and Slowing the Progression of Chronic Kidney Disease Investor Presentation – Year-End Business Update December 8, 2020 Exhibit 99.1

2 Forward Looking Statements Any statements contained in this presentation or made during the accompanying oral presentation that are not statements of historical facts are forward-looking statements as defined under the Federal securities laws. Examples of such statements include our plans, beliefs, intentions, expectations and projections regarding, among other things: (i) the Company’s expectations with regard to its interactions and communications with the FDA; (ii) its plans and expectations as to the pathway to approval of veverimer by the FDA and the design of its ongoing clinical trial, VALOR-CKD; and (iii) expectations regarding its financial runway. Any such forward-looking statements are based on our current expectations and assumptions, but are subject to a number of risks and uncertainties that could cause our actual future results to differ materially from our current expectations or those implied by the forward-looking statements. The risks and uncertainties that could adversely affect our forward-looking statements include, but are not limited to: (i) whether the FDA will accept the Company’s FDRR; (ii) the timing of the FDA’s approval of veverimer, if at all; (iii) the potential availability of the Accelerated Approval Program and the approvability of veverimer under that program; (iv) the Company’s plans and expectations with regard to its interactions with the FDA, including the potential resubmission of an NDA for veverimer; (v) the Company’s plans and expectations for VALOR-CKD and future clinical and product development milestones; (vi) the Company’s financial projections and cost estimates; (vii) risks related to COVID-19; and (viii) risks associated with the Company’s business prospects, financial results and business operations. These and other factors that may affect our future results and operations are identified and described in more detail in our filings with the Securities and Exchange Commission (the “SEC”), including the Company’s most recent Annual Report filed on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

3 Executive Summary • Tricida has amended the VALOR-CKD trial protocol to a group sequential design with two interim analyses for early stopping for efficacy and no unblinded interim analysis for sample size re-estimation • A Formal Dispute Resolution Request (FDRR) has been submitted with the FDA to seek clarity on the path forward for resubmitting our NDA under the Accelerated Approval Program • Tricida has received notice of allowance on a new composition of matter patent, extending veverimer’s patent life in the United States to 2038

VALOR-CKD Confirmatory Outcome Trial Design

Time-to-event trial to evaluate the efficacy and safety of veverimer in delaying CKD progression


~1,600 patients with
blood bicarbonate of 12 – 20 mEq/L,
eGFR of 20 – 40 mL/min/1.73m2
Treatment
~4 years
Veverimer QD (n~800)
Placebo QD (n~800)

- **Primary endpoint:** Progression of renal disease, defined by time to first occurrence of any event in the composite renal endpoint consisting of renal death, ESRD or ≥ 40% reduction in eGFR (DD40)
- The trial terminates when the independent blinded Clinical Endpoint Adjudication Committee (CEAC) has positively adjudicated 511 subjects with primary efficacy endpoint events
- If this trial is successful, Tricida intends for it to serve as the confirmatory trial for accelerated approval or form the basis for traditional approval of veverimer

TRICIDA
4

5 The VALOR-CKD Trial is Well Underway • As of December 7, 2020, the VALOR-CKD trial has randomized 1,277 of 1,600 subjects with an average treatment duration of ~1 year and has accrued 50 of the 511 required subjects with positively adjudicated primary endpoint events (renal death, ESRD, and/or ≥ 40% reduction in eGFR) • In response to the FDA’s feedback at the End-of-Review Type A Meeting, recruitment has been closed in all regions except for the United States, Canada and Western Europe • Recruitment completion is projected to occur by the end of 2022

6 Tricida has a Deep Understanding of the Surrogate Effect and How It Reasonably Likely Translates to Clinical Benefit • Tricida focused the End-of-Review Type A meeting on the topic of whether the magnitude of treatment effect observed in TRCA-301/301E was reasonably likely to predict clinical benefit and support VALOR-CKD powering – Two predictive models consistently describe the association between serum bicarbonate values and the risk of CKD progression: the new time-dependent predictive model in > 24,000 US patients with metabolic acidosis and CKD shows 8.4% lower risk for each 1 mEq/L higher serum bicarbonate value – The magnitude of the veverimer treatment effect in TRCA-301/301E is not best described by the between- group difference in the means because the data are not normally distributed. Between-group differences in medians are more appropriate in this case. The Week 52 median placebo-subtracted treatment effect was 3.15 mEq/L in TRCA-301E – Based on a median treatment effect of 3.15 mEq/L and the time-dependent predictive model, a hazard ratio of 0.76 is assumed for the ongoing VALOR-CKD confirmatory outcome study – With a sample size of 1,600 subjects, VALOR-CKD has 87% power to show a 24% difference in primary endpoint events

7 New Design Reflects Increased Confidence in Updated Sample Size Assumptions Prior New Interim Analyses Unblinded sample size re- estimation with potential for increase up to 3,200 subjects Eliminated Early stopping for efficacy (50% and 75% of events) Early stopping for efficacy (150 and 250 events)

8 Interim Analyses Are Planned for Early Stopping for Efficacy • Interim alpha spending approach: O'Brien-Fleming alpha spending function – Nominal one-sided alpha required for significance at • Interim 1: 0.00004; observed HR will need to be < 0.50 • Interim 2: 0.00151; observed HR will need to be < 0.67 • Final: 0.0245; observed HR will need to be < 0.83 True Hazard Ratio Probability of stopping at interim 1 (%) Probability of stopping at interim 2 (%) Cumulative probability of stopping by interim 2 (%) Probability of stopping at final analysis (%) Cumulative probability of stopping by final analysis (%) 0.76 1 21 22 65 87 0.70 4 40 44 54 98 • Interim analysis 1: 150 events • Interim analysis 2: 250 events • Final analysis: 511 events

9 VALOR-CKD Primary Endpoint Event Tracking Interim analysis 1: Anticipated 2H 2021 Interim analysis 2: Anticipated mid-2022 Final analysis: Anticipated 2024 * Data on event rates among 2197 control group patients in 29 CKD trial. Required baseline eGFR of 20 to 40 mL/min/1.73m2 Source: Inker et al. JASN 30:1735-1745, 2019 VALOR-CKD anticipated event rates based on tracking against event rates observed in previous CKD trials

Formal Dispute Resolution Request

11 Recent FDA Interactions • The Complete Response Letter (CRL) indicated that FDA was seeking additional data from at least one additional adequate and well-controlled study demonstrating the efficacy of veverimer for the treatment of metabolic acidosis associated with CKD • In the CRL, the FDA expressed willingness to meet with Tricida to discuss options for approval of veverimer, including: – Completion of our ongoing confirmatory trial, VALOR-CKD, and if the trial is successful, submitting the results to support a traditional approval, or – Possibly conducting a pre-specified interim analysis of data from VALOR-CKD to support accelerated approval • In a July 30, 2020 advice letter, the FDA suggested that a group sequential design for VALOR-CKD would be more efficient than Tricida’s proposed adaptive design with unblinded sample size re-estimation • During the End-of-Review Type A meeting, Tricida presented information and made proposals that the company believes addressed the issues raised by the FDA in the CRL • FDA End-of-Review Type A meeting minutes are consistent with October 30, 2020 disclosures. We still believe that the FDA will require evidence of effect on CKD progression from a near-term interim analysis of data on CKD progression from the ongoing VALOR-CKD study for accelerated approval of veverimer and it is unlikely to rely solely on serum bicarbonate data.

12 A Formal Dispute Resolution Request (FDRR) Has Been Submitted that Focuses on the Narrow Issue of Requisite Magnitude of Benefit • Addressing the issues in the CRL is not a worthwhile endeavor unless Tricida can reach agreement with the FDA that the already-demonstrated magnitude of serum bicarbonate change is reasonably likely to predict clinical benefit and therefore should serve as the basis for accelerated approval • FDRR requests that the Office of New Drugs (OND) find that the magnitude of serum bicarbonate change seen in the TRCA-301 and TRCA-301E trials is reasonably likely to predict clinical benefit in the treatment of metabolic acidosis associated with CKD. Data provided in the FDRR supports the following: – Veverimer’s effects on serum bicarbonate are in line with clinical practice targets for the treatment of metabolic acidosis in patients with CKD – Veverimer’s effects on daily activities, as measured by patient reported outcomes, and on physical function, as measured by the repeated chair stand test, provide additional benefit – A predictive model, developed in close consultation with the Division, provides evidence that the magnitude of veverimer-induced change in serum bicarbonate is reasonably likely to predict clinical benefit in renal outcomes – Veverimer’s excellent safety profile in a complex population of patients with Stage 3 and 4 CKD with multiple accompanying comorbidities

13 FDRR Submission and Potential Scenarios • FDRR was submitted to the FDA in December 2020 and confirmation of acceptance for consideration is pending • If accepted, the timing and next steps will be dependent upon the OND’s decision. Potential scenarios include: – If the FDRR is granted,* the Division would be directed to have label discussions with Tricida in order to allow for approval of veverimer under the Accelerated Approval Program – Even if the FDRR is denied, OND could provide an alternative path forward for resubmission of Tricida’s NDA under Accelerated Approval and Tricida would then work with the Division of Cardiology and Nephrology to fulfill any additional requests based on the recommendation of the OND * According to the FDA, during the time period from 2003 to 2014, “[o]f the 140 unique appeals accepted and reviewed [131 of which were in OND], CDER granted 23 (16%) appeals and denied 117 (84%).

14 • Six already issued Orange Book eligible patents provide patent protection until 2034 • Several pending patent applications United States • Three issued EPO patents providing patent protection until 2034 and a fourth issued patent providing protection until 2035 • Several pending EPO patent applications Europe Rest of World • Issued patents provide protection in numerous countries/regions outside the US and Europe* • Corresponding pending patent applications in other commercially significant countries New Veverimer Composition of Matter Patent Will Extend Patent Coverage to 2038 in the United States Patent term does not include any extension related to Hatch-Waxman in the United States, or a Supplementary Protection Certificate in Europe. * Patent protection expected to provide protection for veverimer until at least 2034 in Australia, China, Hong Kong, India, Israel, Japan, and certain other markets and at least 2035 in Europe, Mexico and Russia. A recently allowed Orange Book eligible patent, upon issuance, will extend patent coverage to 2038

15 Financial Guidance • Tricida currently has the financial resources to fund our operations into at least mid-2022, prior to modifying any of its material agreements • Cash, cash equivalents and investments at September 30, 2020 were ~$376 million – Tricida has $75 million principal amount of debt with Hercules which has a final maturity of April 2023 – Tricida has $200 million principal amount of 3.5% Convertible Senior Notes which mature in May 2027

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